Exhibit 2.1


                            SHARE PURCHASE AGREEMENT
                            ------------------------

                         REGARDING ALL OF THE SHARES IN

               PAUL LIPPKE HANDELS-GMBH PROZESS- UND LABORSYSTEME

between

1.         AHLSTROM CAPITAL OY
           ETELAESPLANADI 14
           00101 HELSINKI
           FINLAND

                  - hereinafter referred to as "SELLER"-

                                                                 on the one hand

and

2.         MOCON, INC.
           7500 BOONE AVENUE NORTH
           MINNEAPOLIS, MN 55428
           U.S.A.

                  - hereinafter referred to as "PURCHASER" -

                                                              on the other hand.

                                TABLE OF CONTENTS
                                -----------------
Preamble                                                                      6

Section I           Definitions                                               6

Section II          Sale, Purchase and Assignment of the Shares              10

Section III         Purchase Price, Terms of Payment                         11

Section IV          Representations and Warranties of Seller                 16

Section V           Representations and Warranties and other Obligations
                      of Purchaser                                           27

Section VI          Indemnification                                          28

Section VII         Covenants                                                32

Section VIII        Closing Date                                             35

Section IX          Rescission                                               36

Section X           Mailing Addresses                                        37

Section XI          Miscellaneous Provisions                                 38

                                    PREAMBLE:
                                    ---------

WHEREAS, Seller is interested in selling all of its shares in Paul Lippke Handels-GmbH Prozess- und Laborsysteme;

WHEREAS, Purchaser is interested in acquiring all of the Seller's shares in Paul Lippke Handels-GmbH Prozess- und Laborsysteme which has been the distributor of Purchaser's products;

WHEREAS, Purchaser is interested in thereby acquiring and continuing to operate the business of Paul Lippke Handels-GmbH Prozess- und Laborsysteme as a wholly-owned subsidiary;

WHEREAS, Seller and Purchaser are in agreement that the profits for the business year 2003 shall belong to Seller and that the Seller may resolve on the distribution of dividends prior to the closing of the transaction.

NOW THEREFORE, the Parties enter into the following


                            SHARE PURCHASE AGREEMENT
                            ------------------------

                                    SECTION I
                                    ---------

                                   DEFINITIONS
                                   -----------

In addition to the terms defined above, the following terms shall apply throughout this Agreement:

Accounting Dispute                 has the meaning as defined in Sections 3.3.
                                   and 3.4.2 hereof

Arbitration Rules                  has the meaning as defined in Section 11.9
                                   hereof

Articles of Incorporation          means the articles of incorporation of Target
                                   as amended on July 8, 2003

Affiliated Company/ies             means an undertaking directly or indirectly
                                   affiliated with another undertaking within the meaning of Section 15 of the German Stock
                                   Corporation Act (AKTIENGESETZ)

Agreement                          means this share purchase agreement

Base Purchase Price                has the meaning as defined in Section 3.1
                                   hereof

Business means business conducted by Target involving the Products and referring to the market segments and principals as serviced by the Target on the Closing Date and during the 12 (twelve) months prior to the Closing Date and is the entire business Target is conducting on the Closing Date and has been conducting during the 12 (twelve) months prior to the Closing Date.

Closing has the meaning as defined in Section 8.1 hereof

Closing Balance Sheet              has the meaning as defined in Section 3.2
                                   hereof or as determined by the Expert
                                   Arbitrator pursuant to Section 3.5 hereof, as the case may be

Closing Date                       shall be February 5, 2004 or any other date
                                   the Parties may agree on

Closing Net Worth                  means difference between the book value of
                                   the assets of Target and the book value of the liabilities of Target as at the close of business on the Effective Date, determined on the basis of the Closing Balance Sheet and as agreed by the Parties pursuant to Section 3.2 hereof or determined by the Expert Arbitrator pursuant to Section 3.5 hereof, as the case may be, minus the amount of any dividend resolved and paid or payable on the Closing
                                   Date to the extent not reflected in the
                                   Financial Statements for 2003

Damages has the meaning as defined in Section 6.1.1 hereof

Earn-out has the meaning as defined in Section 3.4.1 hereof

Effective Date                     means January 1, 2004, 0:00 hours

EStG                               means the German Income Tax Code
                                   (EINKOMMENSTEUERGESETZ)

Estimated Closing Net Worth        has the meaning as defined in Section 3.2
                                   hereof

Estimated Net Profits              has the meaning as defined in Section 3.4.2
                                   hereof

Expert Arbitrator                  has the meaning as defined in Section 3.5
                                   hereof

Financial Statements               has the meaning as defined in Section 4.2.1
                                   hereof

Financial Statements for 2003      means the audited financial statements of
                                   Target for the business year ending
                                   December 31, 2003

Germany                            means the Federal Republic of Germany
                                   (BUNDESREPUBLIK DEUTSCHLAND)

Guaranteed Earn-out                has the meaning as defined in Section 3.4.1
                                   hereof

IPR refers to intellectual property rights as defined in Section 4.6.1 hereof

Liens means any mortgage, pledge, security interest, liens, encumbrances and other rights of third parties other than (i) Liens for taxes not yet due, warehouseman's, mechanic's, carrier's, landlord's, repairman's or similar Liens imposed by operation of law and for amounts not yet due and payable, and (ii) retention of title for amounts not yet due and payable

Material Contract                  has the meaning as defined in Section 4.8.1
                                   hereof

Net Profits                        has the meaning as defined in Section 3.4.1
                                   hereof as agreed by the Parties pursuant to
                                   Section 3.4.2 or determined by the Expert
                                   Arbitrator pursuant to Section 3.5 hereof, as the case may be

Non-Competition Covenant           has the meaning as defined in Section 7.1
                                   hereof

Party/Parties                      means any of the parties to this Agreement

Products means the products distributed by Target on the Closing Date and during the 12 (twelve) months prior to the Closing Date and specified in EXHIBIT A and any developments or versions resulting from these products

Signing Date                       means the date hereof

Shares                             means all shares in Target as defined in
                                   Section 2.1 hereof

Target means Paul Lippke Handels-GmbH Prozess- und Laborsysteme, Neuwied, registered under HRB 1054 in the commercial register of the Local Court (AMTSGERICHT) Neuwied

Taxes or Tax                       mean all taxes, ancillary tax-related charges
                                   (STEUERLICHE NEBENLEISTUNGEN), customs
                                   charges, social security payments and
                                   contributions, workers' compensation charges including charges of the German
                                   BERUFSGENOSSENSCHAFT and any other
                                   governmental fiscal charges, contributions and public levies of any kind

Territory                          has the meaning as defined in Section 7.1
                                   hereof

Third Party Claim                  has the meaning as defined in Section 6.4.1
                                   hereof

Transfer Deed                      has the meaning as defined in Section 2.5
                                   hereof

                                   SECTION II

                   SALE, PURCHASE AND ASSIGNMENT OF THE SHARES

2.1 The share capital of Target amounts to a total of EUR 60,000 (Euro sixty thousand) and is fully paid up.

         Seller is the only shareholder in Target owning shares in the aggregate nominal amount of EUR 60,000 (Euro sixty thousand) ("SHARES").

2.2 Seller herewith sells the Shares to Purchaser pursuant to the terms and conditions of this Agreement.

2.3 Purchaser herewith purchases the Shares from Seller pursuant to the terms and conditions of this Agreement.

2.4 Seller herewith agrees to assign and transfer the Shares to Purchaser and Purchaser hereby agrees to accept such assignment and transfer.

2.5 The assignment and transfer of the Shares to Purchaser shall be effected by way of a notarial transfer deed in the form of the draft attached hereto as SCHEDULE 2.5 ("TRANSFER DEED") on the Closing Date.

2.6 Economically, the Shares will be deemed to have transferred with effect as of the Effective Date and together with all rights and obligations arising from the Shares. The Parties undertake to put each other in the position they would have been in had the assignment and transfer of the Shares been effected on the Effective Date.

2.6.1 On the Signing Date Seller will resolve on the distribution of an interim dividend in the amount of EUR 200,000 (in words: Euro two hundred thousand) which shall be paid in cash to Seller prior to or on December 31, 2003.

2.6.2 Prior to or on December 31, 2003 Seller will resolve on a further distribution of an interim dividend which shall be, to the extent possible, paid in cash to Seller prior to or on December 31, 2003 and shall for the remainder be treated as an interest bearing shareholder loan on the books of Target. A copy of this resolution shall be attached to the Transfer Deed and evidence of the cash payment, if any, shall be provided on the Closing Date.

2.6.3 Prior to or on January 31, 2004 Seller will resolve on the distribution of dividends for the business year ending on December 31, 2003 which shall be, to the extent possible, paid in cash to Seller prior to the Closing Date which cash payment shall first be used for redemption of the shareholder loan booked based on the resolution under Section 2.6.2 above and shall for the remainder be treated as an interest bearing shareholder loan on the books of Target. A copy of this resolution shall be attached to the Transfer Deed and evidence of the cash payment, if any, shall be provided on the Closing Date.

2.6.4 The interest bearing shareholder loans booked based on the resolutions under Section 2.6.2 and 2.6.3 shall be discharged on May 1, 2004 at the latest. The interest rate applicable to the interest-bearing shareholders loans shall be the minimum interest rate accepted by the tax authorities in such cases.

2.6.5 All Taxes payable related to dividend(s) distributed to Seller under any of Sections 2.6.1, 2.6.2 and 2.6.3 above, if any, shall be the responsibility of Seller, and Seller shall indemnify Purchaser within a reasonable time period for any Taxes imposed on or required to be remitted by Target or Purchaser as a result of such dividends.


                                   SECTION III
                                   -----------

                        PURCHASE PRICE, TERMS OF PAYMENT
                        --------------------------------

3.1 The purchase price for the Shares shall consist of (i) an initial amount of EUR 625,000 (Euro six hundred twenty-five thousand) less the amount, if any, by which the Closing Net Worth is less than EUR 175,000 (Euro one hundred seventy-five thousand) ("BASE PURCHASE PRICE") and
         (ii) an earn-out component.

3.2      Pre-Closing Determination of Base Purchase Price

         Purchaser and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the audited balance sheet of Target for the business year ending on December 31, 2003 and the calculation of the Estimated Closing Net Worth and the Seller agrees, to the extent reasonably required, to cause Target to put suitable personnel, rooms, books, records and work paper (subject to appropriate indemnification) at Purchaser's disposal and otherwise give the necessary support. Purchaser and Seller agree, in particular, that they will perform a physical stock-take at the Target with representatives of both Parties present.

         No later than twenty-five (25) days after the Effective Date, the Seller will deliver to Purchaser the audited balance sheet of Target for the business year ending on December 31, 2003 together with the resolution on the appropriation of profits, and a calculation of the net worth as of the Closing Date ("ESTIMATED CLOSING NET WORTH"). The audited balance sheet of Target for the business year ending on December 31, 2003 shall be prepared in accordance with accounting principles generally accepted in Germany and in accordance with past practice (to the extent such past practice is in accordance with such generally accepted accounting principles).

         Purchaser and Seller shall, prior to the Closing Date, use their best efforts to reach agreement on and finally determine the Closing Balance Sheet and the net worth as of the Closing Date. The balance sheet of Target for the business year ending on December 31, 2003 and the Estimated Closing Net Worth agreed and finally determined by the Parties in accordance with this Section 3.2 hereof (or deemed finally determined in accordance with Section 3.3 hereof or finally determined in accordance with Section 3.5 hereof) shall for the purpose of this Agreement constitute the CLOSING BALANCE SHEET and the CLOSING NET WORTH.

3.3      Post-Closing Adjustment of Base Purchase Price

         If Purchaser and Seller cannot reach agreement on the Closing Net Worth prior to the Closing Date ("ACCOUNTING DISPUTE"), the Estimated Closing Net Worth as delivered by Seller and a notice of disagreement summarizing points of disagreement delivered by Purchaser on the Closing Date shall be attached to the Transfer Deed. Purchaser shall deliver to Seller within 30 days from the Closing Date a notice of disagreement specifying those items or amounts as to which Purchaser disagrees along with a reasonable description regarding each of the specified items and Purchaser shall be deemed to have agreed with all other items and amounts contained in the audited balance sheet of Target for the business year ending on December 31, 2003 and the Estimated Closing Net Worth as delivered to it. If no such notice of disagreement is delivered to Seller on Closing Date, then Purchaser shall be deemed to have agreed to and accepted the audited balance sheet of Target for the business year ending on December 31, 2003 and the Estimated Closing Net Worth so that both shall be deemed finally determined and Section 3.2 will apply.

3.4      Earn-out

3.4.1 The earn-out shall be a percentage of the Net Profits of the Business for the business years ending on December 31, 2004 ("2004"), on December 31, 2005 ("2005"), and on December 31, 2006 ("2006") with a guaranteed minimum payment of EUR 100,000 (Euro one hundred thousand) for each year of the earn-out (the "GUARANTEED EARN-OUT"). The earn-out shall be

         (i) 55% of the Net Profits 2004 but not less than EUR 100,000 (ii) 55% of the Net Profits 2005 but not less than EUR 100,000 (iii) 50% of the Net Profits 2006 but not less than EUR 100,000

         (together the "EARN-OUT").

         The Net Profits shall be determined in accordance with the principles set forth in EXHIBIT 3.4.1.

3.4.2 As promptly as practicable, but no later than sixty (60) days after December 31, 2004, December 31, 2005 and December 31, 2006, respectively, Purchaser will prepare and deliver to Seller a calculation of the Net Profits of the respective year ("ESTIMATED NET PROFITS").

         Upon request by Seller Purchaser shall provide supporting documentation with sufficient detail to support the underlying numbers and verify the calculation of the Net Profits.

         If Seller disagrees with the Estimated Net Profits, Seller may, within thirty (30) days after delivery of the document, deliver a notice to Purchaser disagreeing with the Estimated Net Profits. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees along with a reasonable description regarding each of the specified items, and Seller shall be deemed to have agreed with all other items and amounts contained in the Estimated Net Profits as delivered to it. If no such notice of disagreement is delivered to Purchaser within the aforementioned timeframe, then Seller shall be deemed to have agreed and accepted the Estimated Net Profits which thereupon shall be deemed finally determined.

         If a notice of disagreement is duly delivered, Purchaser and Seller shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the Net Profits (any such dispute is referred to in this Agreement as an "ACCOUNTING DISPUTE").

         The Estimated Net Profits agreed upon by Purchaser and Seller in accordance with this Section 3.4.2 (or as finally determined in accordance with Section 3.5) shall for the purpose of this Agreement constitute the NET PROFITS.

3.5 In the event an Accounting Dispute occurs, if Purchaser and Seller have not settled any such dispute within 30 days after a notice of disagreement by Purchaser or Seller has been delivered to Seller or Purchaser pursuant to Section 3.3.1 or 3.4.2 hereof, as the case may be, either Seller or Purchaser may refer the dispute for final settlement to an expert arbitrator (SCHIEDSGUTACHTER) (hereinafter referred to as "EXPERT ARBITRATOR") whose opinion shall be binding for all Parties involved. If the Parties cannot agree upon an individual to serve as the Expert Arbitrator, the Expert Arbitrator shall be appointed by the President of the Institute of Chartered Accountants in Germany (INSTITUT DER WIRTSCHAFTSPRUFER IN DEUTSCHLAND E.V., DUSSELDORF) upon formal request by either Seller or Purchaser. The Expert Arbitrator shall be an independent accountant qualified as WIRTSCHAFTSPRUFER in Germany and a member of a recognized firm with international standing.

         The Expert Arbitrator shall be instructed to, authorized to and shall, if necessary, adjust the audited balance sheet of Target for the business year ending on December 31, 2003 and the Estimated Closing Net Worth or the Estimated Net Profits, as the case may be, so as to conform them to his decision only as to the items or amounts in dispute.

         In the event of an Accounting Dispute related to the audited balance sheet of Target for the business year ending on December 31, 2003 and the Estimated Closing Net Worth such adjusted audited balance sheet and adjusted Closing Net Worth by the Expert Arbitrator shall, for the purpose of this Agreement, constitute the CLOSING BALANCE SHEET and the CLOSING NET WORTH.

         In the event of an Accounting Dispute related to the Estimated Net Profits such adjusted Net Profits by the Expert Arbitrator shall, for the purpose of this Agreement, constitute the NET PROFITS for the applicable year.

         Seller and Purchaser shall each pay one half of the expenses and fees of the Expert Arbitrator and, if applicable, the costs of the INSTITUT DER WIRTSCHAFTSPRUFER IN DEUTSCHLAND E.V., DUSSELDORF. Each party to the proceedings shall bear its own costs and those of its advisers.

3.6      The purchase price is to be paid as follows:

         (i) An initial amount of EUR 625,000 (Euro six hundred twenty-five thousand) less the amount, if any, by which the Closing Net Worth, if it is finally determined prior to the Closing Date, or the Estimated Closing Net Worth, as the case may be, is less than EUR 175,000 (Euro one hundred seventy-five thousand) is to be paid by Purchaser to Seller on the Closing Date in cash by express wire transfer (BLITZUBERWEISUNG) to the following account of Seller:

                           Company:              Ahlstrom Capital Oy
                           Bank:                 Nordea, Noormarkku
                           Account Number:       162830-749
                           BIC:                  NDEAFIHH
                           IBAN:                 FI59 1628 3000 0007 49

         (ii) If the Closing Net Worth is finally determined after the Closing Date:

                  (a) If the Estimated Closing Net Worth was less than EUR 175,000 (Euro one hundred seventy-five thousand) and the Closing Net Worth is greater than the Estimated Closing Net Worth, the Purchaser shall pay to Seller an amount equal to (a) the lesser of the Closing Net Worth or EUR 175,000 (Euro one hundred seventy-five thousand) minus (b) the Estimated Closing Net Worth.

                  (b) If the Estimated Closing Net Worth was less than EUR 175,000 (Euro one hundred seventy-five thousand) and the Closing Net Worth is less than the Estimated Closing Net Worth, the Seller shall pay to the Purchaser an amount equal to (a) the Estimated Closing Net Worth minus (b) the Closing Net Worth.

                  (c) If the Estimated Closing Net Worth was greater than EUR 175,000 (Euro one hundred seventy-five thousand) and the Closing Net Worth is less than EUR 175,000 (Euro one hundred seventy-five thousand), the Seller shall pay to Purchaser an amount equal to (a) EUR 175,000 (Euro one hundred seventy-five thousand) minus (b) the Closing Net Worth.

                  Any amounts set forth in this Section 3.6(ii) shall be paid in cash via wire transfer within five (5) business days of the date that the Closing Net Worth is finally determined to the bank account listed above under Section 3.6(i) hereof.

         (iii) The Earn-out as set forth above under Section 3.4.1 hereof shall be paid by Purchaser in cash via wire transfer within five (5) business days of each date on which the Net Profits of each year, as applicable, are finally determined to the bank account listed above under Section 3.6(i) hereof.


                                   SECTION IV
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

Seller represents and warrants the following, effective both for the Signing Date and the Closing Date, if not specifically indicated otherwise:

4.1      Incorporation and Shares

         Target is a limited liability company (GESELLSCHAFT MIT BESCHRANKTER HAFTUNG) duly incorporated and validly existing under the laws of Germany.

         Target has the corporate power and authority to own its properties and carry on the Business in all material respects as owned or conducted at the Closing Date.

         The information stated in Section 2.1 hereof is true and correct.

4.1.1 Seller is the sole owner of all of the Shares. Target does not own shareholdings or participations in other companies. There are no rights of Seller or third parties to subscribe to or otherwise acquire new shares or to convert any other rights into shares or to require the issue of new shares or to grant any of the aforesaid rights. Seller has not granted any third party the right to exercise Seller's voting rights in shareholders' meetings of Target, whether by way of powers of attorney or otherwise. The Shares are free from all liens, charges, encumbrances and restrictions in favor of Seller or any third party; there exist no pre-emptive rights, rights of first refusal, put or call options of third parties regarding the Shares nor are there any other restrictions with respect to the transfer of the Shares, all capital contributions in cash regarding the Shares have been fully made; all capital contributions in kind regarding the Shares have been made and had the full value at which they were transferred and accepted; repayments of subscriptions to the capital of Target were not made. There are no share certificates regarding the Shares. The shareholders' meetings of Target have not adopted any resolutions amending or changing the Articles of Incorporation which have not yet been registered in the commercial register (HANDELSREGISTER).

4.1.2    Seller may freely dispose of the Shares.

4.2      Accounts and Dividends

4.2.1 Seller provided Purchaser with audited financial statements of Target for the business years which ended on December 31, 2001, 2002, and 2003 ("FINANCIAL STATEMENTS").

         The Financial Statements are correct and complete in all material respects in accordance with German generally accepted accounting principles, consistently applied, and fairly present, in accordance with German generally accepted accounting principles, consistently applied, the financial position and results of the operations of Target for the respective financial year.

         In particular, the reflection of assets and liabilities in the Financial Statements and their valuation took place in compliance with the generally accepted accounting principles applicable to Target and pursuant to and/or in accordance with the principle of formal and substantive consistency.

4.2.2 There are no liabilities of Target of any kind whatsoever that would be required to be set forth on the balance of the Target that was prepared as of December 31, 2003 in accordance with the provisions of the second paragraph of Section 4.2.1 above other than: (i) liabilities fully reflected or provided for in the Financial Statements for 2003; (ii) current liabilities incurred in the ordinary course of business consistent with past practice since Jan.01.2004 which in the aggregate do not materially affect the valuation of the Business; and (iii) liabilities under contracts entered into or made in the ordinary course of business consistent with past practice and, to the knowledge of Seller, there are no other liabilities of the Target whether accrued, contingent, absolute, determined or, determinable , and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

4.3      Pensions

         Except as shown in EXHIBIT 4.3, Target has no pension obligations vis-a-vis present or former members of any body corporate, or vis-a-vis present or former managing directors (GESCHAFTSFUHRER) or employees or vis-a-vis any other third party.

4.4      Guarantees and Financing Arrangements

         Target is not bound by any guarantees comfort letters or commitments of a similar nature in favor of any third party, any of Seller's Affiliated Companies or any of its shareholders, partners, managers or employees.

         Except as listed in EXHIBIT 4.4, Target has not taken out any loans and is not party to any other financing, borrowing or lease arrangement and have not undertaken any kind of off-balance sheet financing.

         Target has not obligated itself not to pledge or assign any of their assets or to otherwise use them as collateral.

4.5      Assets

4.5.1 Target has good and valid title to all property and assets reflected in the Financial Statements for 2003 or used by it free of all Liens, and all property and assets are in good operating condition except for ordinary wear and tear consistent with their age and use. To the best of Seller's knowledge, the assets are in the condition to continue the operation of the Business and are all of the assets necessary to continue the operation of the Business as heretofore conducted.

         Except to the extent of any special valuation provisions or write-downs made in the Financial Statements for 2003, the inventories of Target existing on the Closing Date, are in usable condition in line with their determined purpose and are in saleable condition at normal prices.

4.5.2 The aggregate amount of the accounts receivable of Target reflected in the Financial Statements for 2003 will be fully paid no later than six months after the Closing Date.

4.6      Intellectual Property Rights

4.6.1 Except as listed in EXHIBIT 4.6.1, Target is not the owner of and has not licensed any intellectual property rights (e.g. patents, trademarks, service marks, make-ups, business or trade names, brand names, logos, registered designs, design rights, database rights, copyrights, recipes and formulas, rights in domain names, rights in know-how or trade secrets), computer software including source codes and licenses as of the Closing Date (such intellectual property rights hereinafter referred to as "IPR").

4.6.2 There are no outstanding claims by third parties against the Target regarding infringement of IPR and no such claims are pending or, to the best of Seller's knowledge, threatened and there are no known circumstances possibly leading to such claims.

4.7      Law, Administrative Approvals and Regulations

4.7.1 Target has at all times prior to the Closing Date operated its business and presently so operates it in compliance with all applicable laws, including competition and fair trade laws.

         There are no administrative approvals, permits and licenses for Target as of the Closing Date.

4.7.2 Target has at all times prior to the Closing Date been and is in compliance with all administrative security regulations applicable to it in connection with the operation of the Business, including requirements imposed by trade authorities, construction authorities, technical supervisors and the fire department. Any commissioners required by law have been duly appointed.

4.8      Contracts

4.8.1 EXHIBIT 4.8.1 contains a complete and correct list of all of the material contracts binding Target. A material contract under this Agreement is any of the following (hereinafter referred to as "MATERIAL CONTRACT"):

         (i) any lease agreement concerning real estate and any other lease providing for annual rentals of EUR 25,000 (Euro twenty-five thousand) or more;

         (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of Target of EUR 25,000 (Euro twenty-five thousand) or more (except any contract entered into with the Purchaser);

         (iii) any sales, distribution, agency or other similar agreement providing for the sale by Target of materials, supplies, goods, services, equipment or other assets that provides for annual payments to or commission paid by Target of EUR 50,000 (Euro fifty thousand) or more (except any contract entered into with the Purchaser);

         (iv) any partnership, joint venture or other similar contract, arrangement or agreement;

         (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

         (vi) any outgoing or incoming license agreement, franchise agreement or agreement in respect of similar rights granted to or by Target;

         (vii) any agency, distribution, dealer, sales representative or other similar agreement where Target does not act as principal;

         (viii) any agreement, contract or commitment that limits the freedom of the Target to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of its assets (except any contract entered into with the Purchaser);

         (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of the Seller or of Seller's Affiliated Companies or any of its shareholders, partners, managers or employees or any member of Target;

         (x) any other agreement, contract or commitment on which the Business of Target is substantially dependent ; or

         (xi) the agreements, contracts and consultancy arrangements or other forms of service relationships listed in EXHIBIT 4.13.1, which list is incorporated into EXHIBIT 4.8.1 by this reference.

         Complete copies of all Material Contracts have been delivered to Purchaser.

4.8.2 (i) No Material Contract has been cancelled, (ii) to the best of Seller's knowledge, no Material Contract has been breached by the other party and (iii) Target has in all material respects performed the obligations required to be performed by it in connection with any Material Contract and is not in receipt of any claim of default under any such contract.

4.8.3 Except as disclosed in EXHIBIT 4.8.3, no Material Contract grants a right to another party to prematurely terminate any Material Contract as a result of the change of ownership in Target.

4.8.4 Except as disclosed in EXHIBIT 4.8.4 there are no agency, dealer, sales representative, distributorship or similar agreements binding Target as principals existing as of the Closing Date.

4.8.5 As of the Closing Date Target will be bound only by those contracts which are entered into in the course of ordinary business and which do not contain terms and conditions not entered into at arm's length.

4.9      Litigation

         Target is not involved in any kind of actions, suits, proceedings or investigations, irrespective of whether pending or, to the best of Seller's knowledge, threatened, before courts or administrative agencies or arbitration tribunals and there are, to the best of Seller's knowledge, no facts or circumstances which could give rise to any such actions, suits, proceedings or investigations. This is in particular true with respect to proceedings in trade, tax, product liability, product warranty, environmental liability, or unfair trade practices matters.

4.10     Insurance

         The product liability connected with the operation of the respective businesses of Target and all other risks are insured as indicated in
         EXHIBIT 4.10.

         To the best of Seller's knowledge, the insurance coverage as described in EXHIBIT 4.10 is in line with prudent business practice.

         All insurance coverage of Target will continue in full force and effect at least until the Closing Date.

4.11     Grants and Subsidies

         Target has not received any grants (INVESTITIONSZULAGEN) or subsidies (BEIHILFEN).

4.12     Inter-Company Relationships

         Except as listed in EXHIBIT 4.12A, there are no contractual relationships or agreements or arrangements between Target and any of their Affiliated Companies or any of its shareholders, partners, managers or employees and there are no fees for services due by Target to any or all of Seller or of Seller's Affiliated Companies or any of its shareholders, partners, managers or employees and there is no agreement or arrangement providing for future services for which fees would be payable. Except as listed in EXHIBIT 4.12B, there are no cash pooling arrangements concerning Target or any of Seller's Affiliated Companies or any of its shareholders, partners, managers or employees. There are no claims of Target against Seller or Seller's Affiliated Companies or any of its shareholders, partners, managers or employees and no claims of Seller or Seller's Affiliated Companies or any of its shareholders, partners, managers or employees against Target.

4.13     Employees

4.13.1 On the Closing Date Target will have on their payrolls not more than 15 employees. EXHIBIT 4.13.1 contains a list of all service, employment and labor contracts of Target, including the following data: age of employee, date of commencement of employment, contractual notice period, special status (e.g. status of handicapped person, maternity protection, end of maternity leave, member of or candidate for German works council, end of employment relationship in case of terminated employment contracts), annual salary or hourly wage, as the case may be, individual or collective performance bonus or incentive, pension entitlement, if any, and any other benefits of any kind whatsoever, e.g. direct insurances or company car.

         There are no consultancy arrangements or other forms of service relationships.

4.13.2 Target is bound by the collective bargaining agreement with the Verband der Metall- und Elektroindustrie Rheinland-Rheinhessen e.V. and the Verband der Pfalzischen Metall- und Elektroindustrie e.V... Target is not involved in any collective bargaining dispute or claim, nor are there any facts known which might suggest that there may be any collective bargaining disputes or claims involving Target or that any of the provisions of this Agreement may lead to any such collective bargaining dispute or claim.

4.13.3 No service contract or employment agreement between Target on the one hand and any of its managing directors (GESCHAFTSFUHRER) or employees on the other hand provides for any severance payment to be made upon termination of the service contract or employment agreement or in the event of a change of control.

4.13.4 Except as mentioned in EXHIBIT 4.13.4, Target has not entered into legally binding obligations for any increase in remuneration or benefits of their employees in the period of six months prior to the Closing Date and they will not enter into such obligations prior to the Effective Date.

4.13.5 There are no shop agreements (BETRIEBSVEREINBARUNGEN) applicable at Target as of the Closing Date.

4.13.6 All employees to whose benefit direct insurance contracts have been entered into have agreed to assume all individual taxes and surcharges on direct insurance premiums to the extent such premiums exceed or will exceed in the future the limits up to which a flat tax rate can be applied. Seller will hold Target and Purchaser harmless from and indemnify them against any claims of employees or the tax authorities in this regard.

4.13.7 There are no stock option plans or any other agreements or arrangements of any kind and nature whatsoever pursuant to which the employees of Target are entitled to subscribe to or otherwise receive shares in Target or to otherwise participate in or exercise any rights pertaining to the earnings or the ownership of Target.

4.14     No Known Material Changes in the Business

         As a direct result of the Transaction, to the best of Seller's knowledge, (i) no supplier of Target will substantially reduce its supplies, (ii) no material customer of Target as listed on EXHIBIT 4.14 will cease doing business with Target, (iii) no party to a Material Contract as disclosed on EXHIBIT 4.8.3 will elect to prematurely terminate such contract based on change of control, and (iv) there are no other circumstances, resulting directly from the Transaction, which could materially change the Business.

4.15     Taxes

         All Taxes of Target required to be paid have been paid when due or have been properly provided for in the Financial Statements for 2003; for additional payments of Taxes which may result from audits relating to Taxes, adequate accruals or provisions have been made in the Financial Statements for 2003. Target has filed all returns required to be filed and has fulfilled all other filing, reporting obligations and information obligations (INFORMATIONSPFLICHTEN) under applicable laws relating to Taxes.

         To the extent any audits concern periods prior to the Closing Date, Purchaser shall cause Target to use commercially reasonable efforts in order to agree with Seller on any declaration or statement to be made vis-a-vis the tax authorities and Seller or a representative of Seller may be present at negotiations with the tax authorities. Purchaser shall cause Target to inform Seller in a timely manner of any tax audits concerning periods prior to the Closing Date.

4.16     Business between the Signing Date and the Closing Date

4.16.1   In the period of time between the Signing Date and the Closing Date:
         (i) the Business of the Target has been and will be conducted in substantially the same manner as hitherto and consistent with past practice, with the care of a prudent businessman and in accordance with all applicable laws and regulations; (ii) the assets of Target have not been and will not be disposed of, except current assets for full value in the ordinary course of business; (iii) no new share capital or other similar capital or any right to obtain any such capital has been or will be created or issued; (iv) Target has not extended and will not extend existing financing arrangements nor has it entered into any new or additional financing arrangements; (v) no dividends will be payable on or after the Signing Date except as set forth under Section 2.6;
         (vi) there has been no material deterioration in the overall financial position or prospects of Target and there will not be, to the best of Seller's knowledge, any such material deterioration before the Closing Date.

4.16.2 The orders for traded merchandise and for raw materials, maintenance materials and supplies placed by Target prior to the Closing Date but to be delivered after the Closing Date are and will be placed with the care of a prudent business man consistent with past practice as regards number, price, payment and other terms.

4.17     General Provisions on Warranties

4.17.1   Meaning of Representations and Warranties

         All of the representations and warranties of Seller in this Agreement have the meaning of independent guarantees (SELBSTANDIGE GARANTIEVERSPRECHEN) within the meaning of Section 311 para. 1 BGB (German Civil Code). Purchaser's rights and remedies mentioned in this Agreement do not require fault on the part of Seller or its agents. For the avoidance of doubt, no representation and warranty of Seller shall be construed as Seller's guarantees (GARANTIEN FUR DIE BESCHAFFENHEIT DER SACHE) within the meaning of Sections 443 para. 1 and 444 of the German Civil Code.

4.17.2   Imputable Knowledge

To the extent Seller makes representations and warranties in this Agreement "to the best of Seller's knowledge" or in a similarly qualified manner, there is agreement between the Parties that knowledge of Mr. Jurgen Beissel, managing director (GESCHAFTSFUHRER) of Target as of the Closing Date, is imputable to Seller and, for purposes of Section 4.2.2, the knowledge that Mr. Jurgen Beissel would have upon an inquiry into the relevant matter that a prudent person holding his position would have made is also imputable to Seller.

4.17.3   The Purchaser acknowledges and agrees that

         (i) representations and warranties of Seller in Section IV hereof are the only representations and warranties of any kind given by or on behalf of Seller and on which the Purchaser has relied or may rely in entering into this Agreement;

         (ii) no other information, statement, promise, forecast (written or oral), made by or on behalf of Seller, or Target, their officers, directors, employees or advisors may form the basis of, or be pleaded in connection with, any claim by the Purchaser in connection with this Agreement.

                                    SECTION V
                                    ---------

      REPRESENTATIONS AND WARRANTIES AND OTHER OBLIGATIONS OF THE PURCHASER
      ---------------------------------------------------------------------

5.1 The Purchaser hereby represents and warrants by way of an independent guarantee (SELBSTANDIGES GARANTIEVERSPRECHEN) pursuant to Section 311 para. 1 of the German Civil Code to the Seller as of the Signing Date and, except where otherwise indicated, as of the Closing Date, as follows:

5.1.1    Organization of the Purchaser; Authorization; No Conflict

         The Purchaser is a corporation duly organized and validly existing under the laws of the State of Minnesota, U.S.A., and has full corporate power and authority to execute this Agreement and to carry out the transactions contemplated hereby. The execution of this Agreement and the performance by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of the Purchaser. This Agreement has been duly executed by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         Neither the execution of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby
         (i) will violate any provisions of the articles of incorporation or similar constituent documents of the Purchaser, (ii) will violate or conflict with any law applicable to the Purchaser, or (iii) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any material contract, commitment, understanding, arrangement, agreement or restriction of any kind binding upon the Purchaser, or to which any of its assets or properties are subject. The execution and performance of this Agreement does not conflict with any other agreements or obligations by which the Purchaser is bound.

5.1.2    Approvals and Consents

         No registration or filing with or consent or authorization of any governmental agency is required in connection with the execution of this Agreement or with the performance of the transactions contemplated hereby.

5.2 The Purchaser agrees to appoint a committee (BEIRAT) for the Target. For the duration of the Earn-out period, the Seller shall have the right to appoint one member to the committee of three (3) persons. The Purchaser will cause Target to hold at least two annual meetings of the committee, the location of which will be determined by the Target. The Purchaser and Seller will each bear the expenses of the members they have appointed to the committee. The committee shall have the rights, tasks and responsibilities as set forth in the Rules of Procedure attached hereto as EXHIBIT 5.2.


                                   SECTION VI
                                   ----------

                                 INDEMNIFICATION
                                 ---------------

6.1.1 Subject to the terms and conditions contained in this Section VI, the Party in breach shall indemnify and hold harmless the other Party from and against all damages resulting from the breach or inaccuracy of representations or warranties given in Section IV or V, as the case may be, hereof provided that the Party in breach has not remedied such breach or inaccuracy within 30 calendar days after having been given notice as provided in Section 6.3 hereof. The Party in breach shall be obligated to pay damages suffered by the other Party or, if the Seller is the Party in breach, the Target. Damages shall include actual and direct damages as well as lost profits resulting from a breach of the representations or warranties given in Section IV or V hereof, as the case may be, and reasonable costs and expenses, but shall not include damages and losses to goodwill or any other indirect or consequential damages (collectively the "DAMAGES").

6.1.2 The Seller shall not be liable for Damages under this Agreement if an individual claim is less than EUR 15,000 (Euro fifteen thousand) or, alternatively, if an aggregate amount of claims is less than EUR 25,000 (Euro twenty-five thousand) irrespective of the amount of the individual claims. The Seller shall also not be liable for any of the Damages that may result from or be related to Purchaser's capacity as manufacturer of the Products.

6.1.3 The Seller's liability for Damages shall be limited to an aggregate amount of 50% of the Base Purchase Price plus 50 % of the Guaranteed Earn-out for claims based on the breach of any other representations and warranties made under Section IV hereof. However, for claims also based on the breach of the representations and warranties made under
         Section 4.1 hereof Seller's
         liability for Damages shall be increased to but limited to an aggregate amount of 100% of the Base Purchase Price plus Guaranteed Earn-out.

6.1.4 If assessments for Taxes for Target are issued or amended with respect to any period of time prior to the Closing Date, and if this results in additional tax liabilities including penalties allocable to the period of time prior to the Closing Date, including interest thereon falling due after the Closing Date, Seller will indemnify Purchaser and Target concerned and hold them harmless from such additional liabilities and penalties for Taxes to the extent they have not been provided for in the Financial Statements for 2003.

         The Seller shall not bear additional tax liabilities referred to in this Section 6.1.4 to the extent they had their origin in a mere shifting of taxable profits to another taxable year and there is correspondingly less tax in the following years. To the extent that there are any tax benefits resulting from the business years prior to the Effective Date but acknowledged by the tax authority after the Effective Date, they shall be set off against any tax liabilities resulting from business years prior to the Effective Date.

6.1.5 Claims by Purchaser can be asserted only to the extent that the Damages have not been provided for in the Financial Statements for 2003 or have not been recognized as damage to be compensated by an insurance company under an insurance policy of Target in force on the Closing Date.

6.2      Mitigation

         Each Party shall use commercially reasonable efforts to mitigate all financial prejudice to be indemnified pursuant to Section 6.1.1 hereof.

6.3      Notice of Claims

         All claims made by the one Party hereunder shall be made by written notice from that Party to the other Party describing in reasonable detail the nature of the claim and if possible a good faith estimate of the amount involved; such notification shall be made no later than thirty (30) days after the date on which the Party is being made aware of the Damages and shall include a good faith estimate of the amount of Damages.

6.4      Third Party Claims

6.4.1 In the case of the commencement of any action or proceeding or the assertion of any written claim by a third party (including any tax authority or other governmental agency) or the imposition of any penalty or assessment for which indemnity may be sought pursuant to
         Section 6.1.1 above (a "THIRD PARTY CLAIM"), the Purchaser shall, within twenty-five (25) days from the date upon which it receives the notification of the Third Party Claim, provide notice of such Third Party Claim to the Seller, and, within a reasonable period of time, provide copies of all available and relevant documents and information in connection with such event, and the Seller shall, upon receipt of such notice, be entitled to participate in the defense, appeal or settlement of such Third Party Claim with counsel selected and paid by it, and the Purchaser shall cooperate in a reasonable manner with the Seller in connection therewith. Purchaser shall exercise due care in providing the documents and information and in pursuing the Third Party Claim.

6.4.2 To the extent that the Seller participates in the defense, appeal or settlement of any Third Party Claim, the following provisions shall apply:

         (i) the Seller and its counsel shall be informed from time to time and in a timely manner as appropriate under the circumstances by the Purchaser or its counsel of the factual and procedural status of the proceedings;

         (ii) no waiver, admission, withdrawal of claim or settlement may be effected by the Purchaser in the course of the Third Party Claim without the prior written consent of the Seller, which consent may not be unreasonably refused;

         (iii) the Purchaser may not lodge an appeal without the prior written consent of the Seller, which consent may not be unreasonably refused; and

         (iv) any waiver, admission, withdrawal of claims, settlement or appeal must, unless unreasonable, be made or pursued if the Seller so demands in writing in a timely manner, in which case the Seller shall reimburse the Purchaser for all reasonable costs resulting therefrom.

6.4.3 Failure by the Purchaser to comply with Section 6.4.1 hereof shall relieve the Seller of any obligation to provide indemnification with respect to the Third Party Claim.

6.5 In derogation from the statutory provisions, the following limitations periods (VERJAHRUNGSFRISTEN) shall apply:

         The limitations period with respect to claims of Purchaser or Seller resulting from a breach of the representations and warranties by Seller or Purchaser shall expire, to the extent not otherwise provided for in this Agreement, thirteen (13) months after the Closing Date.

         The limitations period with respect to claims of Purchaser resulting from an incorrectness of the warranties made under Sections 4.1.1, 4.1.2, 4.1.3 hereof shall expire three (3) years after the Closing Date.

         The limitations period with respect to claims of Purchaser resulting from the incorrectness of the warranties made in this Agreement relating to Taxes shall expire three (3) months after the date on which the respective assessment has become final and absolute, whether in the form of an administrative decision (BESTANDSKRAFTIG) or a court decision (RECHTSKRAFTIG), and is therefore no longer appealable and no longer subject to change or amendment by the authorities. A tax assessment is not deemed to be final if it is subject to review (STEUERFESTSETZUNG UNTER DEM VORBEHALT DER NACHPRUFUNG, Section 164 AO) or is stated to be a preliminary assessment (VORLAUFIGE Steuerfestsetzung, Section 165 AO), the assessment is amended due to new facts (AUFHEBUNG ODER ANDERUNG VON STEUERBESCHEIDEN WEGEN NEUER TATSACHEN ODER BEWEISMITTELN, Sections 173 para. 1 No. 1 AO), or the assessment is amended due to an amendment of a basic assessment (AUFHEBUNG DES GRUNDLAGENBESCHEIDS, Section 175 para. 1 No. 1 AO).

         The relevant periods of limitation (i) shall be suspended (GEHEMMT) by Purchaser commencing judicial proceedings prior to the expiry of the relevant period set forth in the preceding paragraphs or (ii) shall recommence (BEGINNT ERNEUT) upon acknowledgement of the Purchaser's claim (ANERKENNTNIS) by the Seller, as the case may be. Otherwise, the interruption and tolling of the limitations period shall be governed by the statutory provisions.

6.6 Any claims of Purchaser resulting from an incorrectness of warranties made in this Agreement shall bear interest from the day the claims are asserted by Purchaser against Seller in writing until the day of receipt of the indemnification payment by Purchaser at an annual rate of 2% (two percent) above the base interest rate (BASISZINSSATZ) of the German Federal Bank applicable at any given time. Interest shall be due for payment together with the respective payments of principal.

6.7 The Seller and the Purchaser agree that the rights and remedies which the Seller on the one hand and the Purchaser on the other hand may have in respect of any breach of warranties and representations are limited to the rights and remedies explicitly contained herein (including the limitations on the rights and remedies set forth in this Section VI, which shall be an integral part of the representations and warranties). In particular, without limitation, no Party shall have the right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except as set forth in this Agreement.

6.8 The Parties hereby waive any and all rights and remedies of any legal nature (contractual, quasi contractual, such as culpa in contrahendo, torts or otherwise, in particular rights and remedies under Sections 280 through 282, 311 para. 2, 323 ET SEQ., 313, 434 ET SEQ. and 823 ET
         SEQ. BGB (German Civil Code)) including any claims under statutory rules and claims for negligent misrepresentation, which they may otherwise have (in addition to the rights and remedies explicitly set forth herein) against each other in connection with this Agreement or the transaction contemplated thereby.


                                   SECTION VII
                                   -----------

                                    COVENANTS
                                    ---------

7.1      Non-Competition

         Seller undertakes, whether by itself or through others, not to manufacture or distribute, not to economically or technically assist in manufacturing or distributing, or otherwise support (e.g. by transfer of know-how or by rendering consultancy services) the manufacturing or distribution of the Products in the present territory of the European Union and, in particular, Austria, Belgium, Luxembourg, Germany, Denmark, Spain, France, Finland, Great Britain, Greece, Italy, Iceland,

         The Netherlands, Portugal, Sweden, and, in addition, Switzerland, Norway, Hungary, Poland, Croatia, Yugoslavia, India, Australia, South Africa, Egypt (the "TERRITORY") for a period of 3 (three) years from the Closing Date ("NON-COMPETITION COVENANT").

         During the term of the Non-Competition Covenant Seller shall also refrain from

         (a) acquiring or owning a direct or indirect ownership interest in enterprises which develop, maintain or support or perform services in connection with, or otherwise support the development, maintenance and support of as well as services relating to the Products in the Territory, which shall, however, not apply to enterprises whose business in the Products is not material to said enterprises' entire business; and from

         (b) disclosing confidential information relating to the business of Target except if and to the extent the information is or becomes public knowledge, is disclosed to Seller in good faith from another source, is discovered by Seller otherwise than by disclosure from any person presently or in the future working or having worked for Target or any business activity in which the Seller or Target hold or ever held a majority interest within the 5 (five) years immediately preceding the Closing Date or is required to be disclosed by Seller to a governmental authority; and from

         (c) soliciting any employee of Target or otherwise offering such employees benefits for the event that they terminate their employment relationship with Target; and from

         (d) taking any action which could (i) interfere with any contractual or customer relationship of Target in the Territory, or (ii) result in a diminuation of Business in the Territory.

         In each case of a violation of the Non-Competition Covenant Seller shall pay to Purchaser a penalty of EUR 100,000 (Euro one hundred thousand). Should Seller despite a written warning letter from Purchaser continue the violation, Seller will have to pay for each month during part of which the violation continues a further penalty of EUR 50,000 (Euro fifty thousand).

         In addition to the contractual penalty Purchaser has the right to seek injunctive relief in the event of a violation of the Covenant and to assert damage claims against the party in violation over and above the amount of the contractual penalty.

7.2      Continuance of Firm Name

         Purchaser and any of its Affiliated Companies shall be entitled to continue to use the firm name Paul Lippke, with or without an addendum, and, in its sole discretion, to amend or, as the case may be, to transfer same on the occasion of a transfer of the respective business enterprises or parts thereof and/or of Shares.

         Seller and its Affiliated Companies shall, as of the Closing Date, desist from continued use of the aforementioned name in any area related to the Business or in any other business Seller and its Affiliated Companies may conduct and Seller shall cause any Affiliated Companies to comply with this obligation. Seller shall, however, be entitled to limited use of the firm name for purposes of describing its company history, for track records and success stories as long as such use of the firm name is in no way derogatory to Purchaser or any of Purchaser's Affiliated Companies.

         Should Seller despite a written warning letter from Purchaser continue a violation of the obligations stipulated in this Section 7.2, Seller will have to pay for each month during part of which the violation occurs and continues a penalty of EUR 25,000 (Euro twenty-five thousand).

         Any claims of Purchaser to further Damages and the right to seek injunctive relief to stop the prohibited conduct shall remain unaffected.

7.3      Disposal of Business

         Purchaser shall not sell, spin off, transfer, merge or otherwise dispose of or discontinue the entire or any part of the Business or any of the Shares or substantially change the Business or liquidate the Target until December 31, 2006 without the prior written consent of Seller, which shall not be unreasonably withheld. In the event the Business is transferred to or otherwise acquired by another entity, the Parties agree on a reasonable adjustment of the provisions regarding the Earn-out in order for Seller to be able to benefit economically from the Earn-out in substantially the same manner as set forth in Section 3.4 above.


                                  SECTION VIII
                                  ------------

                                  CLOSING DATE
                                  ------------

8.1 On the Closing Date, the Purchaser and the Seller shall, subject to the fulfillment or mutual waiver of the closing conditions set forth in
         Section 8.4 below, meet at the offices of Mayer Brown, Rowe & Maw LLP, Bockenheimer Landstra(beta)e 98-100, 60323 Frankfurt am Main and shall carry out with simultaneous effect (ZUG-UM-ZUG) the following actions (the "CLOSING"):

         (i) The Seller and the Purchaser shall execute a deed of transfer in the form as attached hereto as SCHEDULE 2.5 providing for the assignment and transfer of the Shares.

         (ii) Both Seller and Purchaser shall confirm that the representations and warranties given under this Agreement are still true and correct as of the Closing Date.

         (iii) The Purchaser shall pay the amount as set forth in Section 3.6(i) hereof.

         (iv) After receipt of the amount in compliance with Section 8.1(iii) hereof, Seller shall confirm receipt to the Purchaser in writing.

8.2 The Parties furthermore undertake to make all declarations, registrations and take all further steps that are useful or required to effectuate the transfer of the Shares on the terms hereof.

8.3 At the end of the Closing, the Parties shall sign a certificate confirming that the Closing has occurred.

                                   SECTION IX
                                   ----------

                                   RESCISSION
                                   ----------

9.1 Purchaser is entitled to rescind this Agreement if, between the Signing Date and the Closing Date,

         (i) insolvency proceedings or similar proceedings are initiated with respect to the assets of Target or the opening of such proceedings is rejected due to the lack of funds sufficient to cover the costs of such proceedings, or the opening of insolvency proceedings is applied for by Target or by one of their creditors, or

         (ii) warranties or representations given by Seller in this Agreement turn out to be materially inaccurate, whereby "material" in this context shall mean that the inaccuracy (i) results in ascertained or foreseeable Damages exceeding EUR 75,000 (Euro seventy five thousand), or (ii) relates to the warranties given in Sections 4.1.1, 4.1.2, 4.1.3 hereof.

9.2 Seller is entitled to rescind this Agreement if, between the Signing Date and the Closing Date,

         (i) insolvency proceedings or similar proceedings are initiated with respect to Purchaser's assets or the opening of such proceedings is rejected due to the lack of funds sufficient to cover the costs of such proceedings, or the opening of insolvency proceedings is applied for by Purchaser or by a creditor of Purchaser, or

         (ii) warranties or representations by Purchaser given in this Agreement turn out to be inaccurate.

9.3 The right to rescind this Agreement can only be exercised in writing within a period of two weeks after the Party entitled to rescission has obtained knowledge or been informed by the other Party of the grounds leading to the right of rescission.

         If this Agreement is rescinded, this Agreement and all other agreements between the Parties relating to the transaction contemplated herein shall become null and void and cease to bind the

         Parties in any form whatsoever. In such case, no Party shall have any claims of whatever nature against the other, in particular no claims on the ground of an alleged violation of duties engendered by the conduct of negotiations.


                                    SECTION X
                                    ---------

                                MAILING ADDRESSES
                                -----------------

10.1 Notices which are directed to Seller are to be sent in writing to the following address:

         AHLSTROM CAPITAL OY
         Etelaesplanadi 14
         P.O. Box 329
         FIN-00100 Helsinki
         Attention: Chief Executive Officer
         Telephone: +358 10 888-4772
         Facsimile: +358 10 888-4769

10.2 Notices which are directed to Purchaser are to be sent in writing to the following address:

         MOCON, Inc.
         7500 Boone Avenue North
         Minneapolis, MN 55428
         Attention:  Mr. Dane D. Anderson
         Telephone:  +1 763 493-6370
         Facsimile: +1 763 493-7204

         With a copy to:

         Oppenheimer Wolff & Donnelly LLP
         Plaza VII Building, Suite 3300
         45 South Seventh Street
         Minneapolis, MN  55402-1609
         Attention:  Phillip B. Martin, Esq.
         Telephone:  (612) 607-7378
         Facsimile: (612) 607-7100

10.3 Each Party to this Agreement may at any time change its address by giving notice in writing to the other Party.

10.4 Notices shall only be valid if sent by registered mail or by fax to the address and attention as set forth above in Section 10.1 and 10.2 or in accordance with Section 10.3.


                                   SECTION XI
                                   ----------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

11.1 The Parties are not entitled to assign to third parties any rights arising from this Agreement or any claims against the other Party or Parties, except with the prior written consent of the other Party. No Party shall be entitled to exercise any rights of set-off (AUFRECHNUNG), or withhold a counterclaim against a claim under this Agreement (ZURUCKBEHALTUNGSRECHT) unless the counterclaim of that Party is undisputed or the arbitral tribunal has adopted a final and binding decision on such counterclaim.

11.2 This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and negotiations, both written and oral, between the Parties with respect to the matters set forth in this Agreement. Amendments and alterations to this Agreement, including this
         Section 11.2, are only valid if they are made in writing, or, if required by mandatory law, in notarized form. The same applies to a waiver of the written form requirement.

11.3 Neither Party shall make any public announcement of the transactions contemplated herein except at a time and in a manner agreed by Seller and Purchaser in writing or as required under the applicable laws and regulations.

11.4 All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Seller, Target or Purchaser in such manner as to give rise to any valid claim against Purchaser, Target or Seller for any broker's or finder's fee or similar compensation.

11.5 If any one or several provisions of this Agreement should be or become invalid, unenforceable, void or illegal, the remainder of the Agreement shall remain unaffected. In place of the invalid, unenforceable, void or illegal provision the Parties shall be deemed to have agreed upon such valid, enforceable and legal provision which accomplishes, to the nearest extent possible, the same economic purpose as the invalid, illegal, void or unenforceable provision unless the

         Parties agree otherwise. The same applies MUTATIS MUTANDIS if a gap is found which requires a regulation.

11.6 Each Party shall bear its own costs, including, without limitation, the costs of its own advisers.

         The costs of the Expert Arbitrator and the INSTITUT DER
         WIRTSCHAFTSPRUFER IN DEUTSCHLAND E.V., DUSSELDORF, acting pursuant to this Agreement shall be borne by Seller and Purchaser as provided in
         Section 3.5 last paragraph hereof.

         Seller and Purchaser shall equally share the notarial fees arising in connection with the notarization of this Agreement and its implementation.

11.7 No failure or delay by any of the Parties in exercising any right or claim hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or claim. The rights and remedies as provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

11.8 This Agreement shall be subject to German law with the exception of its conflict of laws rules.

11.9     Settlement of Disputes

         Any and all disputes arising out of or in connection with this Agreement and any further agreements between the Parties arising out of or in connection with this Agreement shall be finally settled according to the Arbitration Rules of the German Institution of Arbitration e.V. ("ARBITRATION RULES") (DEUTSCHE INSTITUTION FUR SCHIEDSGERICHTSBARKEIT E.V. - DIS) without recourse to the ordinary courts of law except for interim proceedings (EINSTWEILIGER RECHTSSCHUTZ). The place of arbitration shall be Frankfurt am Main, Germany. The arbitral tribunal shall consist of three arbitrators appointed in accordance with said Arbitration Rules. Each arbitrator shall be eligible for the office of a judge in Germany. The laws of Germany shall be applicable to the dispute. The language of the arbitral proceedings shall be English, but each Party may submit testimony or documentary evidence in Finnish or German and shall, at the request of the other Party, furnish a translation or interpretation of any such evidence into English. The expenses of the arbitration proceedings shall be borne by the Parties in accordance with the applicable determinations of the arbitrators under the rules of arbitration referred to therein.


                                   SECTION XII
                                   -----------

         Now the parties give power of attorney to Dr. Ariane Musil to agree on the text of Exhibit Nr. 3.4.1. and to add this Exhibit signed by the parties to the deed.


                                                                   EXHIBIT 3.4.1


                                Earn-Out Formula
                                ----------------


The basic concept is to determine a direct gross margin ("DGM") each year for all of the Products ("Products", as defined in the Agreement) in total, subtract from this total amount an agreed upon fixed overhead amount (the "Fixed Expenses") which would encompass indirect costs of sales and services, sales and marketing expenses, research and development expenses, general and administrative expenses, and other operating overhead expenses, to come up with earnings before interest and taxes ("EBIT"). An assumed tax amount would then be subtracted from EBIT based on the company-wide average tax rate for Lippke for that year ("Effective Tax Rate Amount"), to arrive at a final profit ("Net Profits") amount to be used in determining the earn-out payment each year.

The attached "Earn-out Attachment A" document shows the mechanics of the basic concept, along with the German accounting terms for certain of the amounts to be used in the calculation, and what the Net Profit result would have been based on the audited 2002 actual amounts for Lippke as shown in the attached sample calculation.

Because Fixed Expenses are variable to a certain degree when revenues increase or decrease from projected levels, it is necessary to modify the "Fixed Expenses" amount for significant revenues changes. Accordingly, we propose that Fixed Expenses be 1,600,000 Euro for total Product revenue levels 6,000,000 Euro or higher, 1,550,000 Euro for revenue levels higher than 5,500,000 Euro and less than 6,000,000 Euro, 1,500,000 Euro for revenue levels higher than 5,000,000 Euro and less than or equal to 5,500,000 Euro, and 1,450,000 Euro for all revenue levels below 5,000,000 Euro.


/s/ Henrik Mikander                             /s/ Robert Demorest



/s/ Kyong Lee                                   /s/ Ariane Musil

                               Sample Calculation
                               ------------------


Sales of Products
(UMSATZERLOSE)
(item 1 on the attached P&L)                            4,940,483 Euro

Total direct cost of Product
(MATERIALAUFWAND)
(item 3 on the attached P&L)                           -2,364,019 Euro
                                                       ---------------

Direct Gross Margin (DGM)
(ROHERTRAG)                                             2,576,464 Euro

Total Fixed Expenses
(includes the indirect costs of goods
and services, sales and marketing costs,
research and development costs,
general and administrative costs, and
depreciation and amortization)                         -1,430,000 Euro
                                                       ---------------

EBIT                                                    1,146,464 Euro

Interest and other income                               not applicable

Effective Tax Rate Amount
(STEUERN VOM EINKOMMEN UND VOM ERTRAG)
assuming 39% total average tax rate for Target           -447,120 Euro
                                                          ------------

Net Profits                                               669,344 Euro
                                                          ============


/s/ HM                                   /s/ RLD

/s/ KCL                                  /s/ AM

                                                                        Anlage 2


                           GEWINN-UND VERLUSTRECHNUNG
             FUR DIE ZEIT VOM 1. JANUAR 2002 BIS 31. DEZEMBER 2002
         DER PAUL LIPPKE HANDELS-GMBH PROZESS-UND LABORSYSTEME, NEUWIED

                                                                               Vorjahr
                                                              EUR                TEUR
                                                  ---------------------------    -----
 1. Umsatzerlose                                  4.940.483,32                   5.545

 2. Sonstige betriebliche Ertrage                   114.879,52                     212
                                                  ------------

    Bruttoergebnis                                               5.055.362.84    5.757

 3. Materialaufwand
    a) Aufwendungen fur Roh-, Hilfs- und
       Betriebsstoffe und fur bezogene Waren      2.355.356,94                   2.998
    b) Aufwendungen fur bezogene Leistungen           8.662,47                      49
                                                  ------------
                                                                 2.364.019,41    3.047
                                                                 ------------
 4. Rohergebnis                                                  2.691.343,43    2.710

 5. Personalaufwand
    a) Lohne und Gehalter                           790.199,25                     752
    b) Soziale Abgaben und Aufwendungen fur
       Altersversorgung und fur Unterstutzung       145.454,45                     134
          davon fur Altersversorgung:
          EUR 14.580,19 Vorjahr: TEUR 16

 6. Abschreibungen auf Sachanlagen                   87.215,98                      82

 7. Sonstige betriebliche Aufwendungen              751.820,14                     620
                                                  ------------

                                                                 1.744.689,82    1.588
                                                                 ------------
 8. Betriebsergebnis                                               916.653,61    1.122

 9. Sonstige Zinsen und ahnliche Ertrage             24.040,00                      26

10. Zinsen und ahnliche Aufwendungen                     71,23                       0
                                                  ------------
                                                                    23.968,77       26
11. Ergebnis der gewohnlichen                                    ------------
    Geschaftstatigkeit                                             940.622,38    1.148

12. Steuern vom Einkommen und vom Ertrag            362.370,04                     437

13. Sonstige Steuern                                    636,34                       1
                                                  ------------

                                                                   363.006,38      438
                                                                 ------------
14. Jahresuberschuss                                               577.616,00      710
                                                                 ============    =====


/s/ HM                                   /s/ KCL

/s/ RLD                                  /s/ AM